Exhibit 1.5

(Translation)

REGULATIONS OF THE AUDIT COMMITTEE

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations shall provide for necessary matters with respect to the operation of the Audit Committee.

2. The purpose of the Audit Committee is to promote lawful, proper and efficient business operations of the Nomura Group through performing its functions.

3. All matters concerning the Audit Committee shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

1. The Audit Committee shall consist of Directors appointed by the resolution of the Board of Directors (hereinafter, referred to as the “Member Directors”).

2. The Audit Committee shall consist of three or more Member Directors; provided, however, that the majority of the Member Directors shall be outside Directors.

3. The Member Directors shall not currently assume the position of Executive Officers, Senior Managing Directors, employees or executive directors of the Company or its subsidiaries.

4. The Board of Directors shall, by its resolution, appoint the Chairman of the Audit Committee.

5. The Board of Directors may, by adopting a resolution, appoint a Full-Time Member Director from among the Member Directors.

6. Directors specially appointed by the Board of Directors (hereinafter referred to as the “Audit Mission Directors”) shall attend meetings of the Audit Committee; provided, however, that the Audit Mission Directors may not attend the meeting in case the Audit Committee instructs the Audit Mission Directors not to attend the meeting.

7. In accordance with applicable provisions of the Sarbanes-Oxley Act of 2002 and its related SEC and NYSE rules, all Member Directors shall be independent and, in principle, at least one Member Director shall be a financial expert.

Article 3. (Holding of Meetings)

A meeting of the Audit Committee shall be held not less frequently than quarterly.

Article 4. (Place of Holding of Meetings)

Meetings of the Audit Committee shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

Meetings of the Audit Committee shall be convened by the Chairman of the Audit Committee. However, any other Member Directors may convene a meeting of the Audit Committee.

Article 6. (Convocation Notices)

1. Any Member Director who is going to convene a meeting of the Audit Committee shall give notice thereof to each Member Director at least two (2) days prior to the date set for such meeting.

2. With the consent of all Member Directors, a meeting of the Audit Committee may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the Audit Committee shall be notified in advance to each Member Director; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

The Chairman of the Audit Committee shall act as a chairman of meetings of the Audit Committee. If the Chairman of the Audit Committee is unable to act, another Member Director shall be designated as a chairman upon consultation among the other Member Directors.

Article 9. (Resolutions)

1. The resolution of a meeting of the Audit Committee shall be adopted by an affirmative vote of a majority of the Member Directors present which Member Directors present shall constitute a majority of all Member Directors who are then in office and entitled to participate in the voting.

2. No Member Director who has a special interest in any matter requiring a resolution shall be entitled to participate in the voting on such matter.

Article 10. (Matters Requiring Resolutions)

The following matters shall be referred to meetings of the Audit Committee:

(1)	Establishment, amendment and abolition of the Code of Auditing Standards for the Audit Committee;

(2)	Matters concerning the fundamental policy and performing plans of audits;

(3)	Matters concerning the assignment of duties among Member Directors;

(4)	Appointment of a Member Director to perform specific functions in accordance with the laws and ordinances, and internal regulations, etc.;

(5)	Preparation of an audit report;

(6)	Policy on dismissal or non-reappointment of the independent auditor;

(7)	Determine whether to reappoint the independent auditor;

(8)	Particulars of proposals concerning the election and dismissal of the independent auditor and the non-retention of the independent auditor to be submitted to a general meeting of shareholders;

(9)

Particulars of proposals concerning the election and dismissal of the SEC independent auditor (which audits the Company’s consolidated financial statements filed with the SEC) and the non-retention of the SEC independent auditor to be submitted to the Board of Directors.

(10)	Consent regarding fees to the independent auditor;

(11)	Matters concerning pre-approval of fees to and services provided by the SEC independent auditor and matters concerning ensuring of independence of the SEC independent auditor;

(12)	Matters concerning whistle-blowing procedures concerning accounting or auditing matters;

(13)	Matters concerning the annual audit plan of the independent auditor (including principal auditing matters and allocation of auditors);

(14)	Establishment, amendment and abolition of the Nomura Group Internal Audit Charter;

(15)	Matters regarding the annual internal audit plan of the Nomura Group (including amendments to the annual plan);

(16)	Matters regarding the budget relating to internal audits within the Nomura Group;

(17)

Establishment, amendment and abolition of the Company’s Internal Audit Charter, and matters concerning the annual plan (including amendments to the annual plan) and the budget relating to internal audit;

(18)	Consent regarding the appointment and dismissal of the Internal Audit Head; and

(19)	In addition to the foregoing items, matters concerning the execution by Member Directors of their duties.

Article 11. (Matters to be Reported)

1. Each Member Director shall report at a meeting of the Audit Committee the method, process and result of the audit performed by the Member Director.

2. In the event that a Member Director receives any important report, opinion or document from any director, the independent auditor or other person, the Member Director shall report to that effect at a meeting of the Audit Committee.

3. In the event that any of Directors, Executive Officers or Senior Managing Directors find any fact that should cause the Company to incur a great loss, it shall be reported to a Member Director immediately.

Article 12. (Reporting Obligations and Powers Concerning Request for Stopping Unlawful Act)

1. In case Member Directors consider that an Executive Officer, Senior Managing Director or Director does or threatens to do illegal activities or finds a fact in violation of laws or ordinances or the Articles of Incorporation or a significantly unreasonable fact, they shall report the same at a meeting of the Board of Directors without delay.

2. In case an Executive Officer, Senior Managing Director or Director does or threatens to do an act not falling within the scope of the object of the Company or any other act in violation of laws, ordinances or the Articles of Incorporation and there exist fears that serious damages may accrue to the Company due thereto, Member Directors may request the Executive Officers, Senior Managing Directors or Directors to stop the act.

Article 13. (Powers Concerning Investigation)

1.	The Member Directors appointed by the Audit Committee have powers prescribed in the following items:

a.	Powers to request other Directors, Executive Officers, Senior Managing Directors and employees to make report on the matters concerning the execution of their duties;

b.	Powers to investigate the conditions of the business and property of the Company;

c.

Powers to request for the Company or its subsidiaries to make report on the status of operation of its business or investigate the conditions of the business and property of the Company or its subsidiaries, whenever it is necessary to exercise powers of the Audit Committee; and

d.	Any other powers concerning audits deemed to be necessary by the Audit Committee.

2.

The Member Directors prescribed in the preceding paragraph shall observe the resolution of the Audit Committee with respect to the matters concerning request and receipt of the report or investigation under the provision of each item in the preceding paragraph.

Article 14. (Duties of Audit Mission Director)

1.

Audit Mission Directors shall supplement the audit by the Audit Committee and, for the Board of Directors’ effective oversight of the business execution by Directors and Executive Officers, perform the following functions:

a.	Attendance at meetings of the Group Management Board, the Group Risk Management Committee, the Internal Controls Committee, Nomura Group Conduct Committee and other important committees;

b.	Hearing of report on the execution of the business from Executive Officers, Senior Managing Directors and employees;

c.	Inspection and investigation of minutes of the meetings prescribed in item (a) above, documents circulated for obtaining approval and other documents relating to the execution of the business; and

d.	Inspection of the Company or its subsidiaries.

2.

The Audit Committee or Member Directors appointed by the Audit Committee may give Audit Mission Directors necessary instructions when the Audit Mission Directors perform the functions prescribed in each item in the preceding paragraph.

3.

Audit Mission Directors shall make report to the Audit Committee on the state of performance of their functions prescribed in each item in the paragraph 1; provided, however, that the Audit Mission Directors shall not be precluded from reporting to the Board of Directors.

Article 15. (Attendance of Persons Other Than Member Directors)

1.	The Audit Committee may ask persons other than Member Directors to attend a meeting of the Audit Committee, to report on the relevant matters and to express their opinions thereat whenever necessary.

2.

The Directors, Executive Officers, Senior Managing Directors, employees or independent auditors attending pursuant to the preceding paragraph shall explain to the Audit Committee matters demanded by the Audit Committee.

Article 16. (Receipt of Financial Statements, etc.)

The Audit Committee or a Member Director appointed by the Audit Committee shall receive financial statements, business reports and their annex specifications from an Executive Officers engaged in the business concerning such financial statements, business reports and their annex specifications (hereinafter referred to as the “Designated Executive Officer”) and audit reports from the independent auditor.

Article 17. (Preparation of Audit Report)

1. The Audit Committee shall prepare audit reports and a Member Director appointed by the Audit Committee shall, within the legal term, deliver an audit report regarding financial statements to the Designated Executive Officer and independent auditor and deliver an audit report regarding business reports and their annex specifications to the Designated Executive Officer.

2. The audit report to be prepared by the Audit Committee pursuant to the provision of the preceding paragraph shall state the matters prescribed in the relevant laws and regulations and others.

3. In the case of the foregoing paragraph, any Member Director’s opinion may be stated in the audit report.

4. The foregoing three paragraphs shall apply mutatis mutandis to cases where the Company prepares its Temporary Financial Statements or Consolidated Financial Statements.

Article 18. (Report from the SEC Independent Auditor)

The Audit Committee shall oversee the work of the SEC Independent Auditor engaged and receive report from the SEC independent auditor on the audit report of the Company’s consolidated financial statements filed with the SEC (including resolution of disagreements between Executive Officers and the SEC independent auditor regarding the relevant financial reporting).

Article 19. (Pre-approval of Fees to and Services Provided by the SEC Independent Auditor)

The Audit Committee or a Member Director appointed by the Audit Committee shall pre-approve the fees, etc., and services to be provided by the SEC independent auditor in accordance with the determination regarding matters prescribed in Article 10, Item (11).

Article 20. (Engagement of Outside Advisers)

The Audit Committee or the Member Director appointed by the Audit Committee may engage attorneys, certified public accountants, consultants or other outside advisers at the Company’s expenses without pre-approval by the Board of Directors, Executive Officers or Senior Managing Directors in case such engagement is deemed to be necessary for audits.

Article 21. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the Audit Committee, the results thereof and other matters prescribed by laws or ordinances shall be recorded in minutes (including electronic records; the same applies hereinafter) of the meeting, and the Member Directors present shall affix their signature or their names and seals (including electronic signatures; the same applies hereinafter) thereto.

2. The minutes of the meeting of the Audit Committee shall be kept at the head office of the Company for ten (10) years from the day on which the meeting was held.

3. The minutes of meetings of the Audit Committee shall not be offered to perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

4. Any Director may peruse or reproduce the minutes of meetings of the Audit Committee.

Article 22. (Notices to Absent Member Directors)

Resolutions made at a meeting of the Audit Committee shall be notified to Member Directors who were absent from such meeting.

Article 23. (Report to the Board of Directors)

The Member Director appointed by the Audit Committee shall report to the Board of Directors on the status of execution of the function in Audit Committee without delay; provided, however, that, if the matter is reported to all Directors by the Member Director so appointed, it shall not be reported at a meeting of the Board of Directors.

Article 24. (Omission of Report to the Audit Committee)

1. Notwithstanding the provisions of these Regulations, if any matter prescribed by laws or ordinances or these Regulations to be reported to the Audit Committee is reported by Directors, Executive Officers, Senior Managing Directors or independent auditors to all Member Directors, such any matter shall not be required to be reported at a meeting of the Audit Committee.

2. In the case of the foregoing paragraph, the substance of the matter not required to be reported at a meeting of the Audit Committee and other matters prescribed by laws or ordinances shall be recorded in minutes, and all the Member Directors shall affix their signatures or their names and seals thereto.

Article 25. (Lawsuits)

The Audit Committee shall appoint a Member Director who shall represent the Company with respect to lawsuits between the Company and its Directors or Executive Officers or shareholder derivative actions prescribed in the Corporation Law.

Article 26. (Amendment/Abolition)

Any amendment to/abolition of these regulations shall be by a resolution of the Board of Directors.

Supplementary Provision

These Regulations shall come into force as from June 26, 2003.

Date of Amendments

April 28, 2004	May 1, 2005	April 1, 2006
May 1, 2006	June 28, 2006	March 2, 2007
April 1, 2008	October 28, 2008	May 15, 2009
September 30, 2015	June 24, 2019	April 1, 2020
April 1, 2021	October 29, 2021